Exhibit 99.1

NEWS RELEASE

Timken Increases Outlook and Sets New Targets

in Advance of Meeting Today with Investors

•	Raises full-year EPS estimate $0.15/share
•	Announces intent to hold $0.25 quarterly dividend post-spin of TimkenSteel
•	Board authorizes additional 10M share buyback
•	Sets new long-term targets for growth, margins and capital allocation
•	Remains on track for June 30 spinoff of TimkenSteel business

CANTON, Ohio: June 19, 2014 — With the spinoff of its steel business firmly set for June 30, The Timken Company (NYSE: TKR) is confidently advancing its strategy for growth and operational excellence. After the spinoff, Timken will continue to focus on its bearings business as well as power transmission products and related services, which include gearboxes, chain, lubrication systems, transmissions, and other related rebuild and maintenance services.

Richard G. Kyle, president and chief executive officer for Timken, plans to underscore that confidence at the company’s Investor Day being held today in New York City. Kyle will announce that the company has increased its full-year earnings estimate $0.15 per share as a result of expected second-half operating performance as well as gradually improving markets. The company expects full-year earnings from continuing operations, excluding special items, to range from $2.40 to $2.60, compared with its previous expectation of $2.20 to $2.50 excluding Steel, an increase of $0.15 at the mid-point. He will also discuss the company’s strategic direction, commitment to dividends, an additional share buyback authorization, and longer-term growth and earnings potential.

“Demand in our target markets is improving gradually and we now anticipate volume growth in the second half of the year,” said Kyle, who intends to highlight the company’s direction as a pure-play industrial investment that will focus on its core bearings business as well as power transmission products.

Company officials also announced that the board has authorized an additional share buyback of up to 10 million shares. This is in addition to the existing buyback authorization, which has 1.5 million shares remaining; both authorizations expire at the end of 2015.

The Timken Company

Kyle reported that the board of directors intends to retain the company’s $0.25 dividend in the third quarter, another strong signal of future earnings power. TimkenSteel Corporation, to be listed on the New York Stock Exchange under the symbol TMST, will establish its own independent dividend policy for its shareholders.

“Timken remains a compelling investment, and our shareholders will see that demonstrated through our performance and our commitment to shareholder returns,” Kyle said. The company expects to sustain earnings growth and expand margins, largely as a result of work undertaken in recent years to refocus its portfolio and align to markets and applications that demand reliable and efficient products and services. Kyle indicated that the company also expects to move to targeted debt levels while maintaining its investment grade rating and to achieve growth rates above the industry median. The company just recently announced a $60 million multi-year investment in engineering and technology to increase product development throughput and global expansion.

“We have a formidable foundation now in place from which to grow,” said Kyle, “and our shareholders and customers should know that their trust in Timken is well placed.”

Individuals wishing to review the company’s investor presentation or listen to the webcast of the investor meeting held in New York City can access both through the Timken website at www.timken.com/investors.

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com) engineers, manufactures and markets Timken® bearings, transmissions, gearboxes, chain, and related products, and offers a spectrum of power system rebuild and repair services around the world. The leading authority on tapered roller bearings, Timken today applies its deep knowledge of metallurgy, tribology and power transmission across the broad spectrum of bearings and related systems to improve the reliability and efficiency of machinery and equipment all around the world. Known for its quality products and collaborative technical sales model, Timken posted $3 billion in sales in 2013. With approximately 17,000 people operating from 28 countries, Timken makes the world more productive and keeps industry in motion.

The Timken Company

About TimkenSteel Corporation

TimkenSteel Corporation (timkensteel.com), a Timken Company subsidiary, will become an independent publicly traded company upon its spinoff on June 30 and thereafter trade under the symbol TMST on the New York Stock Exchange. TimkenSteel creates tailored steel products and services for demanding applications, helping customers push the bounds of what’s possible within their industries. The company reaches around the world in its customers’ products and is a leader in North America in large alloy steel bars (6”+) and seamless mechanical tubing made of its special bar quality steel, as well as supply chain and steel services. Operating from six countries, TimkenSteel posted sales of $1.4 billion in 2013, based on Steel segment sales as part of The Timken Company.

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Certain statements in this news release (including statements regarding the company’s estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company’s strategic direction, future financial performance, commitment to dividends and targeted debt levels are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors such as the company’s ability to respond to the changes in its end markets that could affect demand for the company’s products, the impact on operations from general economic conditions and the company’s ability to complete and achieve the benefits of announced plans, programs, initiatives, and capital investments, along with other factors discussed in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2013, quarterly reports on Form 10-Q and current reports on Form 8-K. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media Contact:	Investor Contact:
Pat Carlson-Burnham	Steve Tschiegg
Global Media Relations	Director - Capital Markets & Investor Relations
4500 Mount Pleasant St. N.W.	4500 Mount Pleasant St. N.W.
North Canton, OH 44720 U.S.A.	North Canton, OH 44720 U.S.A.
Telephone: 234-262-3514	Telephone: 234-262-7446
Pat.burnham@timken.com	steve.tschiegg@timken.com

The Timken Company